EXHIBIT 4(h)

March 11, 2016

Blount, Inc.
4909 SE International Way
Portland, Oregon 97222

Attention: Matt Clark, VP Finance & Corporate Development

Re:
Credit Agreement, dated as of May 5, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Blount, Inc. (“Blount”) and Omark Properties, Inc. (collectively with Blount, the “Borrowers”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

Ladies and Gentlemen:

The Loan Parties have requested that the Lenders (a) consent to certain adjustments to Consolidated EBITDA, and (b) amend the definition of “Extraordinary Receipts” in Section 1.01 of the Credit Agreement.

At your request, the Required Lenders hereby agree that, (i) when calculating Consolidated EBITDA for any applicable period, the Loan Parties shall be permitted to add back non-recurring cash expenses for such period associated with the sale (the “Sale”) of the Loan Parties and their Subsidiaries to American Securities LLC and P2 Capital Partners, LLC to the extent such expenses (A) are incurred during the period commencing August 6, 2015 and ending on June 30, 2016, (B) are deducted in the calculation of Consolidated Net Income for such period and (C) do not exceed $15,000,000 in the aggregate during the term of the Credit Agreement; and (ii) the definition of “Extraordinary Receipts” in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Extraordinary Receipts” means , with respect to any Person, any cash received by or paid to or for the account of such Person not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(b)(ii) or Section 2.05(b)(iii)), including pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings and proceeds of Recovery Events), proceeds of any key man life insurance, indemnity payments, any purchase price adjustments, and any “break-up” or similar fee received in connection with the sale of the Loan Parties and their Subsidiaries to American Securities LLC and P2 Capital Partners, LLC (but, in any event, excluding any tax refunds); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

The Borrowers shall pay a fee (the “Amendment Fee”) to MLPFS, for the account of each Lender executing this letter agreement, in an amount equal to 0.05% of the sum of Outstanding Amount of such Lender’s (1) Revolving Loans, plus (2) portion of the Term Loan. The Amendment Fee shall be payable on the earlier to occur of (x) July 1, 2016 and (y) the date of termination of that certain Agreement and Plan of Merger, dated as of December 9, 2015, among Blount International, Inc., a Delaware corporation, ASP Blade Intermediate Holdings, Inc., a Delaware corporation, and ASP Blade Merger Sub, Inc., a Delaware corporation (it being understood that should the Sale occur prior to July 1, 2016, the Borrowers shall not be required to pay the Amendment Fee).

Nothing contained herein shall be deemed to constitute a modification of any other rights or remedies the Adminstrative Agent or any Lender may have under the Credit Agreement or any other Loan Document or under applicable Law. The Credit Agreement shall remain in full force and effect according to its terms.

This letter may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart by fascimile or other secure electronic format (.pdf) shall be as effective as an original. This letter shall become effective as of the date set forth above upon the Administrative Agent’s receipt of counterparts hereof duly executed by the Required Lenders and each of the Loan Parties.

This letter shall be governed by the laws of the State of New York.

This letter is a Loan Document.

Very truly yours,

Bank of America, N.A.,
as Administrative Agent

By: /s/ Darleen R DiGrazia
Name: Darlene R DiGrazia
Title: Vice President

LENDERS:            BANK OF AMERICA, N.A.,
as a Lender, an L/C Issuer and Swing Line Lender
By: /s/ Daryl K. Hogge
Name: Daryl K. Hogge
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Dawn Mace Moore
Name: Dawn Mace Moore
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender
By: /s/ Alex Rogin
Name: Alex Rogin
Title: Executive Director

SUNTRUST BANK,
as a Lender
By: /s/ Min Park
Name: Min Park
Title: Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender and an L/C Issuer
By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender
By:
Name:
Title:

UMPQUA BANK,
as a Lender
By: /s/ Ken Vogt
Name: Ken Vogt
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By:
Name:
Title:

WASHINGTON FEDERAL, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Thomas Marks
Name: Thomas Marks
Title: Vice President

GENERAL ELECTRIC CAPITAL BANK,
as a Lender
By:
Name:
Title:

Accepted and Agreed to:

BORROWERS:            BLOUNT, INC.,
a Delaware corporation
By: /s/ Calvin E. Jenness
Name: Calvin E. Jenness
Title: Senior Vice President and Chief Financial Officer

OMARK PROPERTIES, INC.,
a Oregon corporation
By: /S/ Chad E. Paulson
Name: Chad E. Paulson
Title: Vice President, General Counsel and Secretary
GUARANTORS:         BLOUNT INTERNATIONAL, INC.,
Delaware corporation
By: /s/ Calvin E. Jenness
Name: Calvin E. Jenness
Title: Senior Vice President and Chief Financial Officer

SP COMPANIES, INC.,
a Delaware corporation
By: /s/ Calvin E. Jenness
Name: Calvin E. Jenness
Title: Senior Vice President and Chief Financial Officer

SPEECO, INCORPORATED,
a Delaware corporation
By: /S/ Chad E. Paulson
Name: Chad E. Paulson
Title: Vice President, General Counsel and Secretary
WOODS EQUIPMENT COMPANY,
a Delaware corporation
By: /S/ Chad E. Paulson
Name: Chad E. Paulson
Title: Vice President, General Counsel and Secretary